NATIONAL AUTO FINANCE COMPANY, INC.

                                    FORM 8-K

                                 CURRENT REPORT

                                  Exhibit Index


Exhibit No.                    Description                            Page
-----------                    -----------                            ----
  (99)                         Press Release,
                               dated April 15, 1998

                                                                      EXHIBIT 99

                     [National Auto Finance Company, Inc. Logo]

Contact: Roy E. Tipton                               Keith B. Stein
         President                                   Vice Chairman
         (800) 999-7535                              (800) 999-7535


                       NATIONAL AUTO FINANCE COMPANY, INC.
                         ANNOUNCES YEAR-END RESULTS AND
                   COMPLETION OF $20 MILLION PRIVATE PLACEMENT


BOCA RATON, Fla. (April 15, 1998) - National Auto Finance Company, Inc. (Nasdaq/NM:NAFI) today reported a loss of $18.6 million, or $2.62 per share, for the year ended December 31, 1997, compared to net income of $2.8 million, or $0.66 per share, for the year ended December 31, 1996 on a pro forma basis.

     The loss was primarily the result of (a) the impact of changes in assumptions relating to the calculation of gain on sale of loans and the related valuation of retained interest in securitizations, including an increase in estimated cumulative net losses from 7% in 1996 to 12.88% in 1997 and an increase in the discount rate applied to the Company's retained interest in securitizations from 11% in 1996 to 14% in 1997; (b) the present valuing at December 31, 1997, in conjunction with the implementation of Statement of Financial Accounting Standards No. 125 (SFAS No. 125) on January 1, 1997, of the Company's spread accounts, that include cash deposits and over-collateralization residuals and is a component of the Company's retained interest in securitizations; (c) start-up and duplicative expenses, in the aggregate amount of $2.6 million in 1997, associated with the Company's transition from an outside servicer to in-house servicing, including the opening of a 44,000-square-foot service center in Jacksonville, Florida; (d) the expensing in 1997 of $720,000 relating to the early extinguishment of certain senior subordinated debt; and (e) the expensing in 1997 of $700,000 relating to the modification of certain terms of payment guarantee agreements with the Company's securitized trusts insurer.

     In January 1997, the Company adopted SFAS No. 125. Since then, the Company has undertaken a continuing process of refining the assumptions and methodologies used to measure the fair value of its retained interest in securitizations based upon the historical performance of its loan

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NAFI Reports Year-End Results
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April 15, 1998
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portfolio.  This  process  of  refinement  has  resulted  in  changes to certain assumptions and methodologies previously employed in each of the first three quarters of fiscal year 1997 and, as a result thereof, the Company anticipates restating the results of each of the first, second and third quarters of 1997 to allocate the effects of these changes appropriately throughout such quarters. Further, the Company anticipates filing its annual report on Form 10-K shortly.

     As a result of the negative impact on revenues due to the changes previously described, for the year ended December 31, 1997, total revenues decreased 72% to $4.1 million, compared with $14.8 million reported in fiscal 1996. The Company reported a loss of $18.6 million, or $2.62 per share, for the year ended December 31, 1997, compared with pro forma earnings of $2.8 million, or $0.66 per share, for fiscal 1996.

     Delinquencies increased during the fourth quarter, relative to the third quarter ended September 30, 1997. Loans that were 31 days or more delinquent as of December 31, 1997, represented 9.75% of contracts purchased and serviced by NAFI, up from 8.99% as of September 30, 1997. The ratio of loans which were 61 days or more delinquent was 3.4%, up from 3.1% as of September 30, 1997.

     The Company reported that purchases of motor vehicle retail installment sales contracts from automobile dealers and through its portfolio acquisition program totaled $187.4 million for the year ended December 31, 1997, an increase of 120% over loan purchase volume of $85.0 million for the prior-year period.

     Because of the aforementioned financial results for 1997, the Company is in violation of certain financial covenants in agreements with certain of its lenders, and is seeking waivers of those covenant violations. There is no assurance, however, that the Company will be successful in obtaining those waivers, in which case such lenders may accelerate the maturity of their debt. Additionally, the Company is in discussions with its warehouse facility lender to continue availability under that facility. If the Company is unsuccessful in those discussions, the Company may not be able to fund the purchase of additional loans on an ongoing basis.

     Keith B. Stein, the Company's recently-appointed Chief Financial Officer, stated, "While we are obviously very disappointed by the Company's financial performance in 1997, we have built

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NAFI Reports Year-End Results
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April 15, 1998
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considerably  more  refined  assumptions  into our  modeling.  We believe  these changes will strengthen our Company going forward."

     National Auto Finance also today announced the private placement on March 21, 1998 with an institutional investor of $20 million principal amount of Senior Subordinated Notes with detachable warrants. The Notes, which mature in seven years, bear interest of 11.875% per annum until December 22, 2000, and increase thereafter. In connection with the placement of the Notes, the Company issued detachable warrants with a ten-year maturity, exercisable into 593,671 shares of common stock of the Company at $0.01 per share, representing a 5.27% interest in the Company on a diluted basis.

     Roy E. Tipton, President, commented, "While we had a poor year in 1997 from an earnings perspective, we strongly believe that our business is sound and that our portfolio's performance should continue to improve. Our new service center in Jacksonville, Florida has had a very positive effect on our portfolio, as evidenced by the fact that our delinquencies have decreased from 10.45% as of June 30, 1997, when we started taking over collections from our outside servicer, to 8.18% as of February 28, 1998. With many of the recent difficulties behind us, we believe that we should see further improved results in 1998."

     National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers. The Company has contractual relationships with approximately 2,600 dealers in 40 states.

     This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and in certain other reports filed by the Company with the Securities and Exchange Commission.



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NAFI Reports Year-End Results
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April 15, 1998
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                       NATIONAL AUTO FINANCE COMPANY, INC.
                   Condensed Consolidated Statements of Income
                 (In thousands, except earnings per share data)


                                                             Year Ended
                                                            December 31,
                                                      ------------------------
Revenue:                                                 1997           1996
                                                      --------       --------
    Securitization related income (loss)              $   (323)      $ 13,564
    Other income                                         4,468          1,227
                                                      --------       --------
                                                         4,145         14,791

Total expenses                                          21,864         10,300
                                                      --------       --------
Income (loss) before income taxes and
  extraordinary item                                   (17,719)         4,491
Income taxes                                                --          1,689(1)
                                                      --------       --------

Net income (loss) before extraordinary item            (17,719)         2,802
Extraordinary item                                        (720)            --
                                                      --------       --------

Net income (loss) before preferred stock dividends     (18,439)         2,802
Less preferred stock dividends                             148             --
                                                      --------       --------

Net income (loss) available for common shareholders   $(18,587)      $  2,802
                                                      ========       ========

Earnings (loss) per share before extraordinary item   $  (2.52)            --
Extraordinary item(2)                                    (0.10)            --
                                                      --------
Loss per common share - basic and diluted             $  (2.62)            --
                                                      ========
Pro forma earnings per share                                --       $   0.66
                                                                     ========

Weighted average shares outstanding                      7,087             --
                                                      ========
Pro forma shares outstanding                                --          4,230
                                                                     ========

(1) Pro forma income taxes for the year ended December 31, 1996, calculated as if the Company had operated as a "C" Corporation.

(2)  Reflects loss on early extinguishment of subordinated debt.


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NAFI Reports Year-End Results
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April 15, 1998
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                       NATIONAL AUTO FINANCE COMPANY, INC.
                      Condensed Consolidated Balance Sheets
                             (Dollars in thousands)

                                                       December 31, December 31,
                                                           1997       1996
                                                         --------    --------
ASSETS
Assets:
    Cash and cash equivalents                            $ 26,467    $  5,066
    Retained interest in securitizations, at fair value    31,569      23,404
    Fixed assets, net                                       2,262         515
    Deferred financing costs                                2,539       1,849
    Other assets                                            2,038         367
                                                         --------    --------
       Total assets                                      $ 64,875    $ 31,201
                                                         ========    ========

LIABILITIES AND OWNERSHIP EQUITY
Liabilities:
    Subordinated debt                                    $ 36,486    $ 19,122
    Other liabilities                                       5,095       2,528
                                                         --------    --------
       Total liabilities                                   41,581      21,650

Mandatorily redeemable preferred stock                      2,336          --

Ownership and Stockholders' Equity:
    Stockholders' equity(1)                                20,958       9,551
                                                         --------    --------
       Total liabilities, mandatorily redeemable
         preferred stock and ownership equity            $ 64,875    $ 31,201
                                                         ========    ========

(1) Equity for December 31, 1996 reflects partners' capital of National Auto Finance Company, L.P.

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